UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant To Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              MACROCHEM CORPORATION

                (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 [X] No fee required.
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     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                         ------------------------------

                    Notice of Annual Meeting of Stockholders
                                  June 14, 2005

                         ------------------------------

     The Annual Meeting of Stockholders of MacroChem Corporation ("MacroChem" or the "Company"), a Delaware corporation, will be held on Tuesday, June 14, 2005 at 10:00 a.m. at the offices of Ropes & Gray LLP, One International Place, 36th Floor, Boston, Massachusetts, for the following purposes:

     1. To elect five members of the Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2005.

     3. To approve amendments to the Company's certificate of incorporation to effect a reverse stock split of the Company's Common Stock, pursuant to which any whole number of outstanding shares between, and including, three and seven would be combined into one share of Common Stock and to authorize the Company's Board of Directors to select and file one such amendment.

     4.   To transact other business properly coming before the meeting.

     Stockholders owning shares of MacroChem common stock at the close of business on April 22, 2005 are entitled to attend and vote at the meeting.

     We hope that all stockholders will be able to attend the meeting. To assure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the meeting. IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY. A postage-prepaid envelope has been enclosed for your convenience. If you attend the meeting, you may vote your shares in person.

                                             By Order of the Board of Directors,


                                             Glenn E. Deegan, Esq.
                                             Vice President, General Counsel and
                                             Secretary
Lexington, Massachusetts
May 16, 2005

                              MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                         LEXINGTON, MASSACHUSETTS 02421

                          ----------------------------

                                 PROXY STATEMENT

                          ----------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 14, 2005

     The enclosed proxy is solicited by the Board of Directors of MacroChem Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, June 14, 2005, and at any adjournment thereof.

     Stockholders of record at the close of business on April 22, 2005 will be entitled to vote at the meeting. On that date, 41,613,455 shares of common stock of the Company were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. The Company has no other voting securities.

     Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. A stockholder may revoke a proxy at any time before it is exercised by written notice to the Company's Secretary prior to the meeting, or by giving to the Company's Secretary a duly executed proxy bearing a later date than the proxy being revoked at any time before such proxy is voted, or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified therein. If a stockholder does not specify in the proxy how the shares are to be voted, they will be voted in favor of the election as Directors of those persons named in the Proxy Statement, the ratification of the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2005, the approval of amendments to the Company's certificate of incorporation to effect a reverse stock split, and otherwise in accordance with the discretion of the named attorneys-in-fact and agents on any other matters that may properly come before the meeting.

     Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company, who will receive no extra compensation for such services, may solicit proxies by telephone, telecopy, facsimile, or personal calls. We have engaged the proxy advisory group of Morrow & Co., Inc. to assist us in the solicitation of proxies for a fee of $3,500 plus expenses.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be properly presented at the meeting upon which a vote may be taken, such shares represented by all proxies received by the Board or Directors will be voted with respect thereto in accordance with the judgment of the persons named as the proxies therein.

     The Company's Annual Report to Stockholders for the Company's fiscal year ended December 31, 2004 is being mailed together with its Annual Report on Form 10-K for the year ended December 31, 2004, as amended, and this Proxy Statement to all stockholders entitled to vote at the meeting. This Proxy Statement and the accompanying proxy card were first mailed to stockholders on or about May 16, 2005.

QUORUM, REQUIRED VOTES, AND METHOD OF TABULATION

     Consistent with Delaware law and under the Company's bylaws, a majority of the shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

     The five nominees for election as Directors at the meeting who receive the greatest number of votes properly cast for the election of Directors shall be elected the Directors of the Company.

     The election inspectors will count the total number of votes cast "for" approval of Proposal Nos. 2 and 3 for purposes of determining whether sufficient affirmative votes have been cast. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a Director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the authority to vote on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on Proposal Nos. 1 and 2. Because Proposal No. 3 requires the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the effect of a negative vote on Proposal No. 3.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

     The Board of Directors has set the number of Directors to be elected for the ensuing year at five. The five Directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2006 and until their successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the number of authorized Directors may be filled by a majority vote of the Directors then remaining in office. Officers are elected by and serve at the pleasure of the Board of Directors.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for an individual Director, or for all Directors, will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of Directors at a lesser number.

     All of the nominees are currently Directors: Dr. John L. Zabriskie, Robert
J. DeLuccia, Dr. Michael A. Davis, Paul S. Echenberg and Peter G. Martin. The following table sets forth the year each nominee was elected a Director and the age, positions, and offices presently held by each nominee with the Company:

                                                Year First
          Name                       Age     Became a Director           Position with Company
-----------------------------       ----     -----------------   -----------------------------------------
John L. Zabriskie, Ph.D.             65           2000           Chairman of the Board of Directors
Robert J. DeLuccia                   59           2000           Vice Chairman of the Board of Directors
                                                                   and President & Chief Executive Officer
Michael A. Davis, M.D., Sc.D.        63           1997           Director
Paul S. Echenberg                    61           2000           Director
Peter G. Martin                      56           1995           Director

BACKGROUND

     The following is a brief summary of the background of each nominee for election as a Director of the Company:

     JOHN L. ZABRISKIE, PH.D., has served as a Director of MacroChem since 2000 and was elected Chairman of the Board of Directors in 2001. Since 2001, he has been a co-founder and Director of PureTech Ventures, LLC. From 1997 to 2000, he was Chairman, President and Chief Executive Officer of NEN Life Science Products, which was sold to Perkin Elmer. In 1994, Dr. Zabriskie became Chairman, President and Chief Executive Officer of Upjohn; he was responsible for Upjohn's merger with Pharmacia, and became Chief Executive Officer of the merged company. Before his appointment at Upjohn, he spent nearly 30 years with Merck & Company, rising to Executive Vice President and President of Merck Manufacturing Division. He is a member of the Board of Directors of PureTech Ventures, LLC (since 2000) and the following publicly traded companies: Array Biopharma (since 2001); Biosource International (since 2002); Momenta Pharmaceuticals, Inc. (since 2001); and Kellogg Company (since 1995). Dr. Zabriskie received a B.S. in chemistry from Dartmouth College and a Ph.D. in organic chemistry from the University of Rochester.

     ROBERT J. DELUCCIA has served as our President and Chief Executive Officer and Vice Chairman of the Board of Directors since June 2003 and as a Director since 2000. From 1998 to 1999, Mr. DeLuccia served as President and Chief Executive Officer of Immunomedics, Inc., a Nasdaq-listed biopharmaceutical company focused on the development and commercialization of antibody diagnostic imaging and therapeutic products for cancer and infectious diseases. Prior to Immunomedics, he was President of Sterling Winthrop Pharmaceuticals, the U.S. subsidiary of Sanofi (now Sanofi-Aventis). Mr. DeLuccia began his career as a pharmaceutical sales representative for Pfizer and progressed to Vice President Marketing and Sales Operations for Pfizer's Roerig Division. He is also a member of the Board of Directors of IBEX Technologies, a publicly traded (TSX) pharmaceutical company specializing in the development of biological markers for diagnosis, monitoring and treatment of cancer and arthritis, and Topigen Pharmaceuticals, Inc., a publicly traded (TSX) developer of anti-inflammatory respiratory products. Mr. DeLuccia holds both a B.S. and an M.B.A. in marketing from Iona College.

     MICHAEL A. DAVIS, M.D., SC.D., has served as a Director of MacroChem since 1997 and provided medical and pharmaceutical consulting services to MacroChem from 1991 to 2003. He currently is Medical Director of E-Z-EM, Inc., a public company engaged in supplying oral radiographic contrast media and medical devices. Dr. Davis served as a Director of E-Z-EM from 1995 to 2004 and currently holds the designation of Director Emeritus. In November of 2004 he was elected a Director and Chairman of the Executive Committee of OmniCorder Technologies, Inc., a public company engaged in infrared imaging of perfusion. From 1980 to 2002, Dr. Davis was Professor of Radiology and Nuclear Medicine and Director of the Division of Radiologic Research at the University of Massachusetts Medical School. From 1986 to 2002, he was Affiliate Professor of Biomedical Engineering at Worcester Polytechnic Institute. From 1982 to 1997, Dr. Davis was Adjunct Professor of Surgery at Tufts University School of Veterinary Medicine. In addition, from February to November 1999 he was President and Chief Executive Officer of Amerimmune Pharmaceuticals, Inc., a public company, and its wholly owned subsidiary, Amerimmune Inc., which is engaged in developing drugs relating to the immune system. From February 1999 to March 2003, Dr. Davis served as a Director of both Amerimmune Pharmaceuticals, Inc. and Amerimmune Inc. Dr. Davis received a B.S. and M.S. from Worcester Polytechnic Institute, an S.M. and Sc.D. from the Harvard School of Public Health, an M.B.A. from Northeastern University and an M.D. from the University of Massachusetts Medical School.

     Paul S. Echenberg has served as a Director of MacroChem since 2000. Since 1996, he has been the President and Chief Executive Officer of Schroders & Associates Canada, Inc. and a Director of Schroder Ventures Limited. These firms provide merchant banking advisory services to a number of Canadian buy-out funds. He serves as Chairman of the Board of Directors of both E-Z-EM, Inc. and AngioDynamics, Inc. and as a Director of Benvest Capital Inc., a merchant bank that he founded. Since 1989, Mr. Echenberg has served as President of Eckvest Equity, Inc., a private merchant bank providing consulting and personal investment services. From 1970 to 1989, he was President and Chief Executive Officer of Twinpak, Inc., a manufacturer of plastic packaging, and from 1982 to 1989 he was Executive Vice President of CB Pak, Inc., a publicly traded plastic, glass and packaging company. Mr. Echenberg received a B.Sc. from McGill University and an M.B.A. from Harvard Business School.

     PETER G. MARTIN has served as a Director of MacroChem since 1995. Since 1990, Mr. Martin has been an independent investment banker and venture capitalist and he is currently an advisor to Enzo Biochem. Prior to 1990, he was a commercial banker. Mr. Martin was initially elected to the Board of Directors as the designee of David Russell, who privately purchased one million shares of our Common Stock in 1995. Mr. Russell is no longer entitled to designate a Director of MacroChem. Mr. Martin received a B.A. and J.D. from Fordham University and an M.B.A. from Columbia University.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES NAMED ABOVE.

THE BOARD AND ITS COMMITTEES

BOARD MEETINGS

     The Board of Directors held seven meetings during 2004. All of the Company's current Directors attended at least 75 percent of the 2004 meetings of the Board of Directors that they were eligible to attend and of those committees that they were eligible to attend. The Board of Directors has determined that all non-employee Directors meet the definition of "independent" as required by applicable listing standards of The Nasdaq Stock Market, Inc. and the established criteria of the Securities and Exchange Commission, or SEC.

COMMITTEES OF THE BOARD OF DIRECTORS

     There are three standing committees of the Board of Directors: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

     Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg serve as members of the Audit Committee, which was established to assist the Board of Directors by (1) reviewing our financial results and recommending the selection of our independent auditors; (2) reviewing the effectiveness, quality and integrity of our accounting policies and practices, financial reporting and internal controls; and (3) reviewing the scope of the audit, the fees charged by the independent auditors and any transactions which may involve a potential conflict of interest. The Board of Directors has determined that Mr. Echenberg is the "audit committee financial expert." Each member of the Audit Committee meets the definition of "independent" as required by applicable listing standards of The Nasdaq Stock Market, Inc. and the established criteria of the SEC. The Audit Committee met five times during 2004.

COMPENSATION COMMITTEE

     Dr. Davis (Chairman) and Dr. Zabriskie serve on the Company's Compensation Committee. The Compensation Committee was established for the purposes of (i) determining the compensation of the Company's executive officers, (ii) making awards under the Company's stock option plans, and (iii) making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. The Compensation Committee met three times during 2004.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

     Mr. Echenberg (Chairman), Dr. Zabriskie, Dr. Davis and Mr. Martin serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established on May 6, 2004, and its charter is available on the Company's website at www.macrochem.com. Prior to the formation of the Nominating and Corporate Governance Committee, its functions were carried out by the independent directors of the Board. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders and
(iii) to develop and recommend to the Board a set of corporate governance principles applicable to the Company. The Company does not currently pay any third party a fee to assist in the process of identifying and evaluating candidates for director. The Company has not received any nominees for director from a stockholder or stockholder group that beneficially owns more than 5% of the Company's common stock. The Nominating and Corporate Governance Committee conducted their activities during three meetings of the full Board.

     The Company's Nominating and Corporate Governance Committee may consider nominees for director of the Company submitted in writing to the Chairman of the Committee, which are submitted by executive officers of the Company, current directors of the Company, search firms engaged by the Committee, and by others in its discretion and, in the circumstances provided below, shall consider nominees for director proposed by a stockholder. Information with respect to the proposed nominee shall have been provided in writing by the stockholder to the Company's Secretary at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421, not less than 60 nor more than 90 days prior to the anniversary date of the prior year's annual meeting, provided that if the current year's annual meeting is not scheduled within 30 days of the anniversary date of the prior year's annual meeting, notice from a stockholder shall be considered timely if it is provided not later than the tenth day following which the notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The information shall include the name of the nominee, and information with respect to the nominee as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement if the proposed nominee were to be included therein. In addition, the stockholder's notice shall also include the class and number of shares the stockholder owns, a description of all arrangements and understandings between the stockholder and the proposed nominee, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice, a representation as to whether the stockholder intends to deliver a proxy statement to or solicit proxies from shareholders of the Company and information with respect to the stockholder as would be required under the rules and regulations of the Securities and Exchange Commission to be included in the Company's Proxy Statement.

     The Nominating and Corporate Governance Committee generally identifies potential candidates for director by seeking referrals from the Company's management and members of the Board of Directors and their various business contacts. Candidates are evaluated based upon factors such as independence, knowledge, judgment, integrity, character, leadership, skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board's existing strengths. There are no differences in the manner in which the Committee will evaluate nominees for director based on whether the nominee is recommended by a stockholder.

                                 PROPOSAL NO. 2

                 ACCOUNTING MATTERS AND RATIFICATION OF AUDITORS

     Unless otherwise directed by the stockholders, the persons named in the enclosed proxy will vote to ratify the selection of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2005. A representative of Deloitte & Touche LLP is expected to be present at the meeting, and will have the opportunity to make a statement and answer appropriate questions from stockholders.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

                                 PROPOSAL NO. 3

                                  AMENDMENTS TO
          CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

OVERVIEW

     The Board of Directors of the Company (the "Board") has unanimously approved proposed amendments to the Company's certificate of incorporation to effect a reverse stock split of all outstanding shares of the Company's Common Stock at an exchange ratio ranging from one-to-three to one-to-seven. The Board has deemed it advisable that these proposed amendments be presented to the stockholders of the Company for approval. You are now being asked to vote upon these amendments to the Company's certificate of incorporation to effect this reverse stock split whereby a number of outstanding shares of Common Stock between and including three and seven, such number consisting only of whole shares, will be combined into one share of Common Stock. If proposal No. 3 is approved by the stockholders, the Board will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of MacroChem and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of Common Stock between and including three and seven which will be combined into one share of Common Stock, at any time before the first anniversary of this annual meeting of stockholders. The Board believes that stockholder approval of these amendments granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of MacroChem and its stockholders.

     The text of the forms of proposed amendments to the Company's certificate of incorporation is attached to this proxy statement as Appendix A. By approving these amendments, stockholders will approve a series of amendments to the certificate of incorporation pursuant to which any whole number of outstanding shares between and including three and seven would be combined into one share of Common Stock, and authorize the Board to file only one such amendment, as determined by the Board in the manner described herein, and to abandon each amendment not selected by the Board. The Board may also elect not to do any reverse split.

     If approved by the stockholders, and following such approval the Board determines that effecting a reverse stock split is in the best interests of MacroChem and its stockholders, the reverse stock split will become effective upon filing one such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of Common Stock.

     If the Board elects to effect a reverse stock split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, MacroChem is authorized to issue up to a total of 106,000,000 shares of capital stock, consisting of 6,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock. This amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 106,000,000, consisting of 6,000,000 shares of Preferred Stock and 100,000,000 shares of Common Stock. The par value of the Preferred Stock and Common Stock would remain unchanged at $0.01 per share.

     In addition to the 41,613,455 shares of Common Stock outstanding at April 29, 2005, the Board has reserved 4,684,043 shares for issuance upon exercise of options and rights, including options and rights granted under the Company's stock option plans, and up to approximately 3,914,168 shares of Common Stock which may be issued upon exercise of warrants. Except as described above or in connection with equity financing activities, at present the Board has no other plans to issue the additional shares of Common Stock.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that a reverse stock split may be desirable for a number of reasons. First, the Board believes that a reverse stock split may allow the Company to avoid having the Common Stock delisted from the Nasdaq SmallCap Market. Second, the Board believes that a reverse stock split could improve the marketability and liquidity of the Common Stock.

     The Common Stock is quoted on the Nasdaq SmallCap Market. In order for the Common Stock to continue to be quoted on the Nasdaq SmallCap Market, the Company must satisfy certain listing maintenance standards established by Nasdaq. The minimum standards for listing on The Nasdaq SmallCap Market include stockholders' equity of $2.5 million or market capitalization of $35 million and a minimum bid price of $1.00. A failure to meet the minimum bid price requirement shall be determined to exist only if the deficiency continues for a period of 30 consecutive business days. On October 18, 2004, the Company received written notice from Nasdaq that the bid price of the Company's common stock had closed below $1.00 for the prior 30 consecutive business days, and, as a result, did not comply with a requirement for continued inclusion in The Nasdaq SmallCap Market under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8), the Company was provided 180 calendar days, or until April 18, 2005, to regain compliance. On April, 19, 2005, the Company received written notice from Nasdaq granting the Company an additional 180 calendar day compliance period, or until October 13, 2005, to regain compliance with the Nasdaq SmallCap Market's $1.00 minimum bid price requirement in accordance with Marketplace Rule 4310(c)(8)(D). In order to regain compliance, the Company must demonstrate a closing bid price for its common stock of $1.00 per share or more for a minimum of 10 consecutive business days. On April 27, 2005, the closing price of the Company's Common Stock was $.34. If the Company cannot regain compliance with the Nasdaq SmallCap Market listing requirements, the Company's common stock may be delisted from trading on The Nasdaq SmallCap Market. If the Common Stock were to be delisted, the Common Stock could trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Such alternative markets are generally considered to be less efficient than, and not as broad as, the Nasdaq SmallCap Market.

     The Board expects that a reverse stock split of the Common Stock will increase the market price of the Common Stock so that the Company is able to maintain compliance with the Nasdaq minimum bid price listing standard. However, the effect of a reverse split upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the reverse split will not rise in proportion to the reduction in the number of shares of the Common Stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of the Common Stock may vary based on other factors which are unrelated to the number of shares outstanding, including the Company's future performance. In addition, there can be no assurance that the Common Stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-reverse split share of the Common Stock remains in excess of $1.00. Notwithstanding the foregoing, the Board believes that the proposed reverse stock split, when implemented within the proposed exchange ratio range, will result in the market price of the Common Stock rising to the level necessary to satisfy the $1.00 minimum bid price requirement.

     The Board also believes that the increased market price of the Common Stock expected as a result of implementing a reverse stock split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

     The Board does not intend for this transaction to be the first step in a series of plans or proposals of a "going private transaction" within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

     If the reverse stock split is approved by the Company's stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of MacroChem and its stockholders. Such determination shall be based upon certain factors, including meeting the listing requirements for the Nasdaq SmallCap Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. If the Board determines to effect the reverse stock split, the Board will consider certain factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of the Common Stock.

     Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split prior to the one year anniversary of this Annual Meeting of Stockholders, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the amendments prior to the one year anniversary of this Annual Meeting of Stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

     After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of the Common Stock. However, the proposed reverse stock split will affect all of the Company's stockholders uniformly and will not affect any stockholder's percentage ownership interests, except to the extent that the reverse split results in any of the stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

     The following table reflects the approximate number of shares of our Common Stock that would be outstanding as a result of each proposed reverse stock split based on 41,613,455 shares of our Common Stock outstanding as of April 29, 2005, without accounting for fractional shares which will be cancelled and paid for in cash:

                                                                                   Approximate Shares of
Proposed Reverse                        Approximate Shares of                        Common Stock to be
Stock Split Ratio                  Common Stock to be Outstanding                 Authorized but Unissued*
-------------------------------------------------------------------------------------------------------------------
one-for-three                                13,871,151                                  86,128,849
one-for-four                                 10,403,363                                  89,596,637
one-for-five                                  8,322,691                                  91,677,309
one-for-six                                   6,935,575                                  93,064,425
one-for-seven                                 5,944,779                                  94,055,221
-------------------------------------------------------------------------------------------------------------------

*Depending upon the reverse stock split ratio, up to approximately 2,866,070 shares will be reserved for issuance pursuant to the outstanding options or warrants and for future issuances under the Company's equity incentive plans.

     Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in MacroChem (subject to the treatment of fractional shares), the number of authorized shares of Common Stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock. The effective increase in the number of authorized but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company's certificate of incorporation or bylaws.

     The proposed reverse stock split will reduce the number of shares of Common Stock available for issuance under the Company's 2001 Incentive Plan in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. There are also certain outstanding stock options and warrants to purchase shares of Common Stock. Under the terms of the outstanding stock options and warrants, the proposed reverse stock split will effect a reduction in the number of shares of Common Stock issuable upon exercise of such stock options and warrants in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options and warrants. None of the rights currently accruing to holders of our Common Stock, options or warrants would be affected by the reverse stock split.

     If the proposed reverse stock split is implemented, it will increase the number of stockholders of MacroChem who own "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of Common Stock.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the Common Stock under the Exchange Act. If the proposed reverse stock split is implemented, the Common Stock will continue to be reported on the Nasdaq SmallCap Market under the symbol "MCHM" (although Nasdaq would likely add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

EFFECTIVE DATE

     The proposed reverse stock split would become effective as of 5:00 p.m. Eastern time on the date of filing of a certificate of amendment to the Company's certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal.

PAYMENT FOR FRACTIONAL SHARES

     The Company's transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person is referred to as the "exchange agent."

     No fractional shares of Common Stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Common Stock on the effective date as reported on the Nasdaq SmallCap Market by (ii) the number of shares of Common Stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the Company. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

ACCOUNTING CONSEQUENCES

     The par value per share of Common Stock would remain unchanged at $0.01 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on the Company's balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of Common Stock outstanding. It is not anticipated that any other accounting consequences would arise as a result of the reverse stock split.

NO APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, the Company's stockholders are not entitled to dissenter's rights with respect to the proposed amendments to the Company's certificate of incorporation to effect the reverse split and the Company will not independently provide the stockholders with any such right.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE REVERSE STOCK SPLIT

     The following is a summary of material U.S. federal income tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, constructive sale or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the "Code"), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws (including other U.S. federal tax laws). Furthermore, the Company has not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO HIS OR HER OWN SITUATION AND THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

     The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code and is not part of a plan to increase periodically a stockholder's proportionate interest in the assets or earnings and profits of the Company. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged therefor.

     A holder of the pre-reverse split shares who receives cash in lieu of a fractional share interest in the post-reverse split shares should generally be treated as having received that cash as a distribution in redemption of the fractional share. Such holder should consult his or her own tax advisor in regards to the tax effect of the redemption (i.e., capital gain or dividend treatment) in light of his or her particular facts and circumstances.

     No gain or loss will be recognized by the Company as a result of the reverse stock split.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the record date will be required to approve these amendments to the Company's certificate of incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

 BENEFICIAL OWNERSHIP OF VOTING SECURITIES

     The following table sets forth, as of April 29, 2005 (except as noted), information concerning ownership of our common stock by (1) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock, (2) each of our directors, (3) each of the executive officers named in the Summary Compensation Table under "Executive Officers' Compensation" below and (4) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. There were a total of 41,613,455 shares of our common stock outstanding on April 29, 2005.

     We have determined the number of shares beneficially owned by each stockholder under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after April 29, 2005 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

          Name and Address                     Number of Shares       Percentage
        of Beneficial Owner                   Beneficially Owned       of Class
--------------------------------------        ------------------      ----------
Five Percent Stockholders
Galleon Management L.P. (1)...........             3,632,746            8.73%
Arnold H. Snider (2)..................             2,880,608            6.92%

Directors and Executive Officers (3)
Robert J. DeLuccia (4)................             1,099,032            2.64%
Bernard R. Patriacca (4)(5)...........               511,998            1.23%
Melvin A. Snyder (4)(5)...............               475,918            1.14%
Thomas C.K. Chan (4)(5)...............               501,084            1.20%
Glenn E. Deegan (4)(5)................               273,326              *
Peter G. Martin (4)...................               142,270              *
Michael A. Davis (4)..................               137,000              *
Paul S. Echenberg (4)(6)..............               181,108              *
John L. Zabriskie (4)(7)..............               903,441            2.17%
All directors and officers as a
    group (9 persons) (4)(5)..........             3,859,325            9.27%
------------------

* Less than one percent (1%).
(1) According to a Schedule 13-G/A dated December 31, 2004, filed jointly by Galleon Management, L.P. ("Galleon"), Raj Rajaratnam, Galleon Management, L.L.C., Galleon Advisors, L.L.C., Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Healthcare Partners, L.P., and Galleon Healthcare Offshore, Ltd. (collectively, the "Galleon Entities"), Mr. Rajaratnam, Galleon Management, L.L.C. and Galleon Management, L.P. have shared dispositive and voting power with respect to all shares listed in the table, Galleon Advisors, L.L.C. has shared dispositive and voting power with respect to 497,215 of the shares listed in the table, Galleon Captains Partners, L.P. has shared dispositive and voting power with respect to 153,415 of the shares listed in the table, Galleon Captains Offshore, Ltd. has shared dispositive and voting power with respect to 584,885 of the shares listed in the table, Galleon Healthcare Partners, L.P. has shared dispositive and voting power with respect to 343,800 of the shares listed in the table and Galleon Healthcare Offshore, Ltd. has shared dispositive and voting power with respect to 2,550,646 of the shares listed in the table. The shares listed as beneficially owned by Galleon include the following numbers of shares issuable upon the exercise of warrants exercisable within 60 days: Galleon Captain's Offshore, Ltd.-28,480 shares; Galleon Captain's Partners, LP-7,120 shares; Galleon Healthcare Offshore, Ltd.-177,000 shares; and Galleon Healthcare Partners, LP-23,000 shares. The


                                       15

     address of the principal place of business of Galleon Management L.P. is 135 East 57th Street, 16th Floor, New York, NY 10022.
(2) According to a Schedule 13-G/A dated December 31, 2004, filed jointly by Arnold H. Snider, Deerfield Capital, L.P. ("Deerfield Capital"), Deerfield Partners, L.P. ("Deerfield Partners"), Deerfield Management Company, L.P. ("Deerfield Management") and Deerfield International Limited ("Deerfield International", and collectively with Arnold H. Snider, Deerfield Capital, Deerfield Partners, Deerfield Management and Deerfield International, the "Deerfield Entities"), Arnold H. Snider has shared dispositive and voting power with respect to all shares listed in the table, Deerfield Capital and Deerfield Partners have shared dispositive and voting power with respect to 1,391,334 of the shares listed in the table and Deerfield Management and Deerfield International have shared dispositive and voting power with respect to 1,489,274 of the shares listed in the table. The address of the principal place of business of Deerfield International is c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, BVI. The address of the principal place of business of each of the other entities is 780 Third Avenue, 37th Floor, New York, NY 10017.
(3) The address of Mr. DeLuccia, Mr. Patriacca, Mr. Snyder, Dr. Chan, Mr. Deegan, Mr. Martin, Dr. Davis, Mr. Echenberg and Dr. Zabriskie, is c/o MacroChem, 110 Hartwell Avenue, Lexington, Massachusetts 02421.
(4) Includes the following numbers of shares issuable upon the exercise of stock options exercisable within 60 days: Mr. Martin-140,000 shares; Dr. Davis-131,000 shares; Mr. DeLuccia-801,174 shares; Mr. Echenberg-90,000 shares; Dr. Zabriskie-100,000 shares; Mr. Patriacca-439,534 shares; Mr. Snyder-449,241 shares; Dr. Chan-397,667 shares; and Mr. Deegan-247,868 shares.
(5) Does not include the following numbers of vested shares in our 401(k) Plan contributed by us to match portions of cash contributions by the following Plan participants: Mr. Patriacca-22,449 shares; Mr. Snyder- 21,768 shares; Dr. Chan-23,263 shares; and Mr. Deegan-23,628 shares.
(6) Includes 87,108 shares held by Eckvest Equity Inc., of which Mr. Echenberg is the President and sole equity owner.
(7) Includes 696,864 shares held by Lansing Brown Investments LLC, of which Dr. Zabriskie and his wife are the managers and sole equity holders.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, their ages and their positions with the Company are as follows:

        NAME                      AGE                       POSITION WITH MACROCHEM
-----------------------          ----     -------------------------------------------------------------------------
Robert J. DeLuccia                59      President, Chief Executive Officer and Vice Chairman of the
                                          Board of Directors
Thomas C.K. Chan, Ph.D.           49      Vice President of Research and Development, Chief
                                          Technology Officer
Glenn E. Deegan                   38      Vice President and General Counsel
Bernard R. Patriacca              61      Vice President, Chief Financial Officer and Treasurer
Melvin A. Snyder                  62      Vice President, Market Development

-------------------------------------------------------------------------------------------------------------------

     The following is a brief summary of the backgrounds of Dr. Chan, Mr. Deegan, Mr. Patriacca and Mr. Snyder. The background of our other executive officer, Mr. DeLuccia, is summarized above.

     THOMAS C.K. CHAN, PH.D., has served as our Vice President of Research and Development and Chief Technology Officer since April 2003. From September 2001 until April 2003, Dr. Chan served as our Vice President of Research and Technology. From December 2000 until September 2001, he served as our Senior Director of Pre-clinical Studies. From 1997 to 2000, he served as Senior Director of Pharmacology and Toxicology at EPIX Medical, Inc. From 1994 to 1997, he served as Director of Therapeutic Development at Creative BioMolecules, Inc. and from 1992 to 1993, Dr. Chan served as their Manager of Pharmacology and Toxicology. From 1990 to 1992, he served as Associate Director at the Purdue Cancer Center. Dr. Chan earned a B.Sc. in Biochemistry/Microbiology and a doctorate in Pharmacology from the University of British Columbia. He then completed a fellowship in Hematology/Oncology at the UCSD Cancer Center in San Diego.

     GLENN E. DEEGAN, ESQ., has served as our Vice President, General Counsel and Secretary since July 2003. From June 2001 until July 2003, Mr. Deegan served as our Director of Legal Affairs and as General Counsel and Secretary. Prior to joining MacroChem, he served as Assistant General Counsel of Summit Technology, Inc. from 1999 to 2001. Earlier in his career, Mr. Deegan was engaged in the private practice of law in Boston at Holland & Knight LLP from 1997 to 1999 and at Nutter, McClennen & Fish, LLP from 1993 to 1997. Mr. Deegan also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island from 1992 to 1993. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

     BERNARD R. PATRIACCA, C.P.A., has served as our Vice President, Chief Financial Officer and Treasurer since April 2001. From 1997 to 2001, he served as Vice President and Controller of Summit Technology, Inc. From 1994 to 1997, he served as Vice President of Errands Etc., Inc., a privately held homeowners' personal service company. From 1991 to 1994, Mr. Patriacca held senior financial management positions at several privately held consumer services companies. From 1973 to 1991, he was employed in various capacities at Dunkin Donuts, Inc., including Chief Financial Officer and Director. Mr. Patriacca received an M.B.A. and a B.S. from Northeastern University.

     MELVIN A. SNYDER, has served as our Vice President for Market Development since October 2000. From June 1999 until October 2000, he served as a consultant to us in the area of business development. From 1998 until 1999, he was Vice President of Marketing and Business Development at Immunomedics, and, between 1995 and 1998, he served as a consultant to several pharmaceutical companies including Immunomedics. Between 1975 and 1995, he was President of ProClinica Inc., a marketing communications and licensing-support company. Mr. Snyder holds a B.A. from Lehigh University.

                     COMPENSATION OF OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth the compensation earned by or paid or awarded to Mr. Patriacca, Dr. Chan and Mr. Snyder during each of the three fiscal years ended December 31, 2004, and to Mr. DeLuccia and Mr. Deegan during each of the two fiscal years ended December 31, 2004:

                                                     SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                               ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                                                                  RESTRICTED   SECURITIES
                                                               OTHER ANNUAL         STOCK      UNDERLYING       ALL OTHER
        NAME AND                                               COMPENSATION         AWARDS      OPTIONS       COMPENSATION
   PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)       ($)(1)            ($)(2)       (#)(3)          ($)(4)
---------------------------  ----    ----------   ---------    ------------       -----------------------     ------------
Robert J. DeLuccia (5)       2004     288,000      58,752         17,688            -----        271,840         -----
  President, Chief           2003     195,000      54,720          6,516           54,720        500,000         -----
  Executive Officer

Bernard R. Patriacca (6)     2004     193,750      32,400          1,188            -----        145,000         9,500
  Vice President, Chief      2003     185,000      29,360          1,032           29,360         48,000         8,000
  Financial Officer and      2002     185,000       -----          1,032            -----        125,000         5,500
  Treasurer

Thomas C.K. Chan (7)         2004     196,667      40,590            270            -----        172,300        49,500
  Vice President, Research   2003     182,716      30,359            360           30,359         76,000        27,481
  & Development, Chief       2002                   -----            360            -----        120,000         5,332
                                      177,725
  Technology Officer

Glenn E. Deegan (8)          2004     165,156      30,240            162            -----        128,800        26,500
  Vice President,            2003     138,763      22,913            360           22,913         55,900        16,000
  General Counsel and
  Secretary

Melvin A. Snyder (9)         2004     194,250      24,242          1,188            -----        118,808        48,805
  Vice President, Market     2003     194,250      24,010          1,584           24,010         50,000        27,160
  Development                2002     194,250       -----          1,584            -----        125,000         5,160

--------------------------------------------------------------------------------------------------------------------------

(1) Includes amounts paid for taxable group term life insurance. Also includes, for Mr. DeLuccia, a monthly automobile allowance of $1,000 for a portion of 2004 and $1,500 for the remainder of 2004.
(2) Although the restricted stock reflected in this table was earned in 2003, the awards were made in January 2004. The values in this table are as of the date of the grant. There are no restricted stock holdings other than as reflected in this table.


                                       18

(3) Total stock option grants reported in the table for 2004 include the following stock option awards which, although earned in 2004, were granted on March 23, 2005: Mr. DeLuccia - 195,840; Mr. Patriacca - 108,000; Dr. Chan - 135,300; Mr. Deegan - 100,800; and Mr. Snyder -
       80,808. These options were granted at an exercise price of $0.41 per share. The options expire ten years from the date of grant and vested fully on the date of grant.
(4) Represents the dollar value of MacroChem's contributions to our 401(k) Retirement Plan, which are made in our common stock, as well as, for fiscal year 2004, the following retention payments payable as of July 2, 2004: Mr. Patriacca - $43,000; Dr. Chan - $43,000; Mr. Deegan - $20,000;
       and Mr. Snyder - $43,000.
(5) Mr. DeLuccia's employment commenced on July 1, 2003. Of total salary in 2003, $51,000 related to a consulting contract in connection with his role as interim CEO. As part of Mr. DeLuccia's 2003 compensation, he received an award of 60,800 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(6) Mr. Patriacca's employment commenced on April 23, 2001. As part of Mr. Patriacca's 2003 compensation, he received an award of 32,622 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(7) Dr. Chan was appointed Vice President, Research and Technology on September 24, 2001. As part of Dr. Chan's 2003 compensation, he received an award of 33,732 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(8) Mr. Deegan was appointed Vice President, General Counsel and Secretary on July 10, 2003. As part of Mr. Deegan's 2003 compensation, he received an award of 25,458 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.
(9) As part of Mr. Snyder's 2003 compensation, he received an award of 26,677 shares of restricted stock on January 7, 2004, all of which vested six months from the date of grant.

STOCK OPTIONS

     The following table provides information concerning the grant of stock options during 2004 to Mr. DeLuccia, Dr. Chan, Mr. Deegan, Mr. Patriacca and Mr.
Snyder:

                                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                                               -----------------

                               NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE
                               SECURITIES      OPTIONS                                   VALUE AT ASSUMED
                               UNDERLYING     GRANTED TO   EXERCISE                    ANNUAL RATES OF STOCK
                                OPTIONS       EMPLOYEES    OR BASE                     PRICE APPRECIATION FOR
                                GRANTED       IN FISCAL     PRICE      EXPIRATION          OPTION TERM
      NAME                       (#)            YEAR        ($/SH)        DATE          5%($)        10%($)
---------------------         ------------    ----------   --------    ----------     ------------------------
Robert J. DeLuccia            76,000   (1)      20.6        1.65        2/10/14        78,863       199,855

Bernard R. Patriacca          37,000   (2)      10.0        1.65        2/10/14        38,394        97,298

Thomas C.K. Chan              37,000   (3)      10.0        1.65        2/10/14        38,394        97,298

Glenn E. Deegan               28,000   (4)       7.6        1.65        2/10/14        29,055        73,631

Melvin A. Snyder              38,000   (5)      10.3        1.65        2/10/14        39,432        99,928

(1) The options granted to Mr. DeLuccia were granted in February 2004 at an exercise price of $1.65 per share. The options expire ten years from the date of grant and vest over the three year period beginning on June 23, 2004.
(2) The options granted to Mr. Patriacca were granted in February 2004 at an exercise price of $1.65 per share. The options expire ten years from the date of grant and vest over the three year period beginning on June 23, 2004.
(3) The options granted to Dr. Chan were granted in February 2004 at an exercise price of $1.65 per share. The options expire ten years from the date of grant and vest over the three year period beginning on June 23, 2004.
(4) The options granted to Mr. Deegan were granted in February 2004 at an exercise price of $1.65 per share. The options expire ten years from the date of grant and vest over the three year period beginning on June 23, 2004.
(5) The options granted to Mr. Snyder were granted in February 2004 at an exercise price of $1.65 per share. The options expire ten years from the date of grant and vest over the three year period beginning on June 23, 2004.

     The following table provides information concerning option exercises during the fiscal year ended December 31, 2004 and unexercised options held by Mr. DeLuccia, Mr. Patriacca, Mr. Snyder, Dr. Chan, and Mr. Deegan, as of December 31, 2004:

                 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                     NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                                                                      OPTIONS AT YEAR END     FISCAL YEAR-END ($)(1)
                           SHARES ACQUIRED ON     VALUE REALIZED        EXERCISEABLE /            EXERCISEABLE /
       NAME                   EXERCISE (#)             ($)              UNEXERCISEABLE            UNEXERCISEABLE
--------------------       ------------------     --------------    ----------------------    -----------------------
Robert J. DeLuccia                ---                  ---              401,667/254,333                  NA/NA
Bernard R. Patriacca              ---                  ---              310,867/77,333               10,000/NA
Thomas C.K. Chan                  ---                  ---              243,367/94,333               10,000/NA
Glenn E. Deegan                   ---                  ---              132,734/70,266                2,500/NA
Melvin Snyder                     ---                  ---              347,433/79,667               10,000/NA

(1) The value of Mr. DeLuccia's, Mr. Patriacca's, Dr. Chan's, Mr. Deegan's and Mr. Snyder's in-the-money unexercised options at the end of fiscal year ended December 31, 2004 was determined by multiplying the number of options held by the difference between the market price of common stock underlying the options on December 31, 2004 ($0.73 per share) and the exercise price of the options granted.

DIRECTORS' COMPENSATION

     Each of our non-employee Directors receives compensation of $12,000 annually, $1,000 per regular meeting attended for the chairman of each committee, $1,000 per regular meeting attended, $500 for each special, telephone or committee meeting attended and reimbursement of travel expenses in connection with attending meetings of the Board of Directors. No stock options were granted to non-employee Directors during 2004.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

     We entered into an employment agreement of indefinite length effective as of June 19, 2003 with Robert J. DeLuccia. The agreement provides for annual compensation of $288,000 and for the payment of twelve months' salary in the event he is terminated without cause. The agreement also provides for a monthly automobile allowance of $1,500. In addition, the agreement precludes Mr. DeLuccia from competing with us during his employment and for a period of two years thereafter, and from disclosing confidential information.

     We entered into an employment agreement of indefinite length effective as of September 24, 2001 with Thomas C.K. Chan. The agreement, as modified by the Severance Agreement between Dr. Chan and us dated as of October 25, 2002, currently provides for annual compensation of $205,000 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Dr. Chan from competing with us during his employment and for a period of two years thereafter, and from disclosing confidential information.

     We entered into an employment agreement of indefinite length effective as of December 17, 2004 with Glenn E. Deegan. The agreement currently provides for annual compensation of $180,000 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Deegan from competing with us during his employment and for a period of two years thereafter, and from disclosing confidential information. We also entered into a Severance Agreement with Mr. Deegan dated as of October 25, 2002, and amended as of December 17, 2004, which provides for the payment of twelve months' salary in the event he is terminated without cause.

     We entered into an employment agreement of indefinite length effective as of April 23, 2001 with Bernard Patriacca. The agreement, as modified by the Severance Agreement between Mr. Patriacca and us dated as of October 25, 2002, currently provides for annual compensation of $200,000 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Patriacca from competing with us during his employment and for a period of two years thereafter, and from disclosing confidential information.

     We entered into an employment agreement of indefinite length effective as of October 1, 2000 with Mel Snyder. The agreement, as modified by the Severance Agreement between Mr. Snyder and us dated as of December 17, 2004, currently provides for annual compensation of $194,250 and for the payment of twelve months' salary in the event he is terminated without cause. In addition, the agreement precludes Mr. Snyder from competing with us during his employment and for a period of two years thereafter, and from disclosing confidential information.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Dr. Davis (Chairman) and Dr. Zabriskie.

     On April 19, 2005, MacroChem completed a private placement of 2,731,705 shares of common stock and five-year warrants to purchase 1,365,852 shares of the Company's common stock for approximately $815,000 in gross proceeds. The securities were sold in units, with each unit containing one share of common stock and a warrant to purchase one-half of a share of common stock. Institutional investors purchased 2,000,000 units at a purchase price per unit of $0.25, with the accompanying warrants having an exercise price of $0.35 per share. Certain of MacroChem's executive officers and directors, including Dr. Zabriskie, purchased 731,705 units at a per unit purchase price of $0.4305, with the accompanying warrants having an exercise price of $0.52 per share. Of the 731,705 units, Dr. Zabriskie, through Lansing Brown Investments, LLC, an entity in which Dr. Zabriskie and his wife are the sole managers, purchased 464,576 units for an aggregate purchase price of $200,000.

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors consists of Dr. Davis (Chairman) and Dr. Zabriskie. The Committee's responsibilities include determining the compensation of the Company's executive officers, making awards under the Company's stock option plans and making recommendations to the Board of Directors with regard to the adoption of new employee benefit plans. No member of the Committee was an officer or employee of the Company during the year ended December 31, 2004.

     The primary goals of the Company's executive compensation program administered by the Compensation Committee are to attract, retain and motivate superior executives and to compensate these executives in a manner that both recognizes their individual performance and aligns their interests with the interests of MacroChem's stockholders. The Company's executive compensation program reflects input from the Company's Chief Executive Officer. The Compensation Committee reviews his proposals concerning executive compensation and makes a final determination or recommendation concerning the scope and nature of compensation arrangements. The action or recommendation of the Committee is reported to the Company's entire Board of Directors.

COMPONENTS OF EXECUTIVE COMPENSATION

     For 2004, the executive compensation program consisted of three principal components: base salary, cash and non-cash bonus, and stock options. The level and mix of each of these components was determined on a case-by-case basis without reference to specific criteria or formulas.

     BASE SALARY. During 2004, Dr. Chan, Mr. Deegan, Mr. Patriacca and Mr. Snyder were parties to employment contracts or similar agreements with the Company described elsewhere in the Proxy Statement. The initial base salary compensation levels provided for in the Company's employment contracts with its executive officers are determined subjectively, but reflect consideration of the compensation levels of comparable companies, the achievements and potential of the officer and negotiations with the officer.

     In determining the ongoing base salary of each executive, the Compensation Committee takes into account (i) the executive's individual performance and contribution to the management team; (ii) the performance of MacroChem over the evaluation period by reference to corporate objectives jointly formulated by the Chief Executive Officer and the officers; and (iii) base salaries of executives in comparable positions in comparable companies. In setting base salary, the Committee takes into account all components of an executive officer's compensation package. In determining base salary, the Committee reviews the foregoing factors as they relate to each executive individually and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts in reaching its determinations.

     CASH AND NON-CASH BONUSES. For 2004, MacroChem had in place a management incentive plan designed to provide awards in addition to base salary based on the achievement of specific performance goals. These performance goals are based on corporate-wide performance as well as individual objectives. The performance goals are based on certain financial achievements and operational benchmarks.

Executive bonuses are generally in the range of 30% of base salary if performance goals are met and can be higher if performance goals are substantially exceeded.

     STOCK OPTIONS. The Compensation Committee views grants of stock options as a major component of an executive's compensation, believing that the grant of options aligns the interests of the executives with the interests of the stockholders by providing a direct correlation between an increase in the value of MacroChem's stock and executive compensation and that this method of compensation allows MacroChem to conserve cash resources.

     In determining the size of a stock option award for an individual executive officer, the Committee considers the same factors used for determining base salary and applies each factor subjectively, without reference to specific criteria. The Committee does not weigh any one factor more or less heavily than any other and considers the input of the Chief Executive Officer and, as necessary, outside experts, in reaching its determinations. The size of previous option grants is not an important factor in determining current awards. Options are typically exercisable at the market price on the date of the grant.

CEO COMPENSATION

     The compensation for Mr. DeLuccia, who served as Chief Executive Officer for all of 2004, results from his employment agreement and his participation in the management incentive program described in this report. The Committee applied the principals outlined above in establishing Mr. DeLuccia's compensation in the same manner as they were applied to other executives of the Company. In addition to the factors described above for all executives, the Compensation Committee considers the degree to which the Company has attained the strategic objectives identified for a particular year in determining the compensation of the Chief Executive Officer. The Compensation Committee may also consider the achievement of any other individual goals that have been established for the Chief Executive Officer.

     The Company has entered into an employment agreement of indefinite length effective as of July 1, 2003 with Mr. DeLuccia. As an inducement for Mr. DeLuccia to join the Company, the agreement provided for the grant of options to purchase 500,000 shares of the Company's stock at an exercise price equal to the market price on the date of the grant. During 2004, the agreement provided for an annual base salary at a rate of $288,000. The agreement also provided for a monthly automobile allowance of $1,500 net of taxes and a target bonus for 2004 equal to 40% of Mr. DeLuccia's annual base salary based upon the achievement of certain performance goals established for Mr. DeLuccia. In determining
Mr. DeLuccia's bonus, the Committee considered Mr. DeLuccia's achievement of performance goals related to raising additional capital, conforming to certain financial parameters with respect to the Company's operating plan, increasing the Company's exposure to the financial community, advancing the Company's clinical programs, advancing the Company's research and development efforts and initiating collaborations with other companies.


Dated:  May 3, 2005                          COMPENSATION COMMITTEE
        -----------

                                             Dr. Michael A. Davis
                                             Dr. John L. Zabriskie

PERFORMANCE GRAPH

     The following five-year performance graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on $100 invested in the Company's common stock for the five-year period from December 31, 1999 through December 31, 2004 with similar investments in the Nasdaq Stock Market (U.S.) Index of companies and a Peer Group of four companies that provide services similar to those provided by the Company: Cellegy Pharmaceuticals, Inc., NexMed, Inc., VIVUS, Inc. and Bentley Pharmaceuticals, Inc.



                                                               Cumulative Total Return
                                          -------------------------------------------------------------------
                                            12/99       12/00        12/01     12/02        12/03      12/04

MACROCHEM CORPORATION                      100.00       61.20        72.83     12.20        20.30      17.43
NASDAQ STOCK MARKET (U.S.)                 100.00       60.30        45.49     26.40        38.36      40.51
PEER GROUP                                 100.00      119.46       138.75     83.86       124.01      98.52


                            REPORT OF AUDIT COMMITTEE

     The Audit Committee of the Board of Directors currently consists of three directors, Mr. Martin (Chairman), Dr. Davis and Mr. Echenberg, all of whom are independent directors as defined in National Association of Securities Dealers Marketplace Rule 4200(a)(14). The responsibilities of the Audit Committee are
(i) to review with management and the independent auditors the scope and results of any and all audits, the nature of any other services provided by the independent auditors, changes in the accounting principles applied to the presentation of MacroChem's financial statements, and any comments by the independent auditors on MacroChem's policies and procedures with respect to internal accounting, auditing and financial controls and (ii) to make recommendations to the board of directors on the engagement of the independent auditors. The Board of Directors has adopted a written charter of the Audit Committee.

     Consistent with its duties, the Audit Committee has reviewed and discussed with the Company's management the audited financial statements for the year ended December 31, 2004. Deloitte & Touche LLP issued their unqualified report dated March 24, 2005 on MacroChem's financial statements (which report includes an explanatory paragraph referring to MacroChem Corporation's ability to continue as a going concern).

     The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by AICPA Statement on Auditing Standards No. 61, "Communication with Audit Committees." The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP its independence as an auditor. The Audit Committee has also considered whether Deloitte & Touche LLP's provision of non-audit services is compatible with its independence.

     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that MacroChem's audited financial statements for the year ended December 31, 2004 be included in the Annual Report on Form 10-K for the fiscal year then ended.


Dated:  May 3, 2005                          AUDIT COMMITTEE
        -----------

                                             Peter G. Martin
                                             Dr. Michael A. Davis
                                             Paul S. Echenberg

                             AUDIT AND RELATED FEES


     Deloitte & Touche LLP is the Company's independent registered public accounting firm. The following table sets forth the estimated aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and 2003 by Deloitte & Touche LLP:

                                        2004            2003
Audit Fees                         $   188,000      $   115,480
Audit-Related Fees                          --               --
Tax Fees                                    --               --
All Other Fees                              --               --
                                   -----------      -----------
Total                              $   188,000      $   115,480

AUDIT FEES

     Audit fees were for professional services rendered for the audit of the Company's annual financial statements, review of financial statements included in the Company's quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

AUDIT-RELATED FEES

     Audit-Related Fees refer to assurance and related services that are reasonably related to the performance of the audit or review of Company's consolidated financial statements and are not reported under "Audit Fees." The Company did not pay any Audit-Related Fees during 2004 or 2003.

TAX FEES

     Tax Fees refer to fees for professional services rendered regarding tax compliance, tax advice or tax planning. The Company did not pay any Tax Fees to Deloitte and Touche during 2004 or 2003.

ALL OTHER FEES

     All Other Fees refer to fees for services other than those described above. The Company did not pay Deloitte & Touche fees for any other services during 2004 or 2003.

PRE-APPROVAL POLICIES AND PROCEDURES

     It is the policy of the Company that all services provided by Deloitte & Touche shall be pre-approved by the Audit Committee. Deloitte & Touche will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the estimated fees for such services. Pre-approval of audit and permitted non-audit services may be given by the Audit Committee at any time up to one year before the commencement of such services by Deloitte & Touche. Pre-approval must be detailed as to the particular services to be provided. Pre-approval may be given for a category of services, provided that (i) the category is narrow enough and detailed enough that management of the Company will not be called upon to make a judgment as to whether a particular proposed service by Deloitte & Touche fits within such pre-approved category of services and (ii) the Audit Committee also establishes a limit on the fees for such pre-approved category of services.

                          NO INCORPORATION BY REFERENCE

     In the Company's filings with the SEC, information is sometimes "incorporated by reference". This means that the Company is referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Report of the Compensation Committee, the Performance Graph of this Proxy Statement and the Report of Audit Committee specifically are not incorporated by reference into any other filings with the SEC.

     This Proxy Statement is sent to you as part of the proxy materials for the 2005 Annual Meeting of Stockholders. You may not consider this Proxy Statement as material for soliciting the purchase or sale of the Company's Common Stock.

                    SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     The Board will give appropriate attention to written communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Audit Committee will, with the assistance of our Corporate Secretary, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he or she considers appropriate.

     Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Audit Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

     Stockholders who wish to send communications on any topic to the Board should address such communications to the Chairman of Audit Committee, c/o the Corporate Secretary, MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

                              STOCKHOLDER PROPOSALS

     In order for the Company to consider stockholder proposals for inclusion in the proxy material for the Annual Meeting to be held in 2006, the Company must receive them on or before January 16, 2006. The Company suggests that proponents submit their proposals by certified mail, return receipt requested, addressed to the Secretary of the Company at MacroChem Corporation, 110 Hartwell Avenue, Lexington, MA 02421-3134.

     Under the Company's Bylaws, stockholders who wish to make a proposal at the Annual Meeting to be held in 2006, other than one that will be included in the proxy materials, must notify the Company no earlier than March 15, 2006 and no later than April 15, 2006. If a stockholder who wishes to present a proposal fails to notify the Company by April 15, 2006, any proxy that management solicits for the Annual Meeting in 2006 will confer on the holder of the proxy discretionary authority to vote on any such proposal properly presented at the meeting.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 19, 2005, MacroChem completed a private placement of 2,731,705 shares of common stock and five-year warrants to purchase 1,365,852 shares of the Company's common stock for approximately $815,000 in gross proceeds. The securities were sold in units, with each unit containing one share of common stock and a warrant to purchase one-half of a share of common stock. Institutional investors purchased 2,000,000 units at a purchase price per unit of $0.25, with the accompanying warrants having an exercise price of $0.35 per share. Certain of MacroChem's executive officers and directors purchased 731,705 units at a per unit purchase price of $0.4305, with the accompanying warrants having an exercise price of $0.52 per share. The executive officers and directors who participated in the transaction, and the number of units purchased by each, are as follows:

     PERSON                                     POSITION                                    INVESTMENT       UNITS
                                                                                             AMOUNT        PURCHASED
John L. Zabriskie (1)            Chairman of the Board of Directors                          $200,000       464,576
Robert J. DeLuccia               President, Chief Executive Officer and Vice Chairman         $60,000       139,372
                                 of the Board
Paul S. Echenberg (2)            Director                                                     $25,000        58,072
Thomas C.K. Chan                 Vice President, Chief Technology Officer                     $20,000        46,457
Bernard R. Patriacca             Vice President, Chief Financial Officer                      $10,000        23,228

(1) Dr. Zabriskie purchased the units through Lansing Brown Investments, LLC, an entity in which Mr. Zabriskie and his wife are the sole managers.
(2) Mr. Echenberg purchased his units through Eckvest Equity Inc., an entity in which Mr. Echenberg is the President and sole equity owner.

                              FINANCIAL INFORMATION

     The audited financial statements and related financial and business information of the Company as of December 31, 2004 and 2003 and each year in the three-year period ended December 31, 2004 are contained in the Company's Annual Report on Form 10-K.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who beneficially own more than 10 percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during 2004 all filing requirements applicable to its officers, directors, and such 10 percent beneficial owners were complied with.

            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

     We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, we will deliver only one copy of our annual report to stockholders, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2004, without exhibits, and this proxy statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience for our shareholders and saves money by reducing the number of duplicate documents. Stockholders who participate in householding will continue to receive separate proxy cards.

     If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and Proxy Statement and wish to receive only a single copy of the Annual Report and Proxy Statement, please contact ADP-ICS, Householding Department, 51 Mercedes Way, Edgewood, NY 11717, or call toll-free (800) 542-1061. If you participate in householding and wish to receive additional copies of the current Annual Report and Proxy Statement, or if you wish to revoke your consent and receive separate copies of future Annual Reports and Proxy Statements, please contact ADP as described above.

                                  MISCELLANEOUS

     Management does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, EXCLUSIVE OF EXHIBITS, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MACROCHEM CORPORATION, 110 HARTWELL AVENUE, LEXINGTON, MASSACHUSETTS 02421, ATTENTION: DIRECTOR, INVESTOR RELATIONS.

                                             By Order of the Board of Directors,


Lexington, Massachusetts                     Glenn E. Deegan, Esq.
May 16, 2005                                 Vice President, General Counsel and
                                             Secretary

MANAGEMENT HOPES THAT THE STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      Appendix A
                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                              MACROCHEM CORPORATION

     MacroChem Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:  The name of the Corporation is MacroChem Corporation

     SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on May 15, 1992.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted a resolution setting forth a proposed amendment to the Corporation's Certificate of Incorporation.

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was ____________ shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of the Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     FIFTH: Accordingly, upon the effectiveness hereof, paragraph 4 of the Corporation's Certificate of Incorporation shall be amended and restated to read in its entirety as follows:

"The total number of shares of stock which the corporation shall have authority to issue is one hundred-six million (106,000,000) shares, 100,000,000 of which shall be Common Stock, of the par value of One Cent ($.01) per share; 6,000,000 of which shall be Preferred Stock, of the par value of One Cent ($.01) per share, 500,000 of which shall be designated as "Series A Convertible Preferred Stock", of the par value of One Cent ($.01), amounting in the aggregate to One Million Sixty Thousand and 00/100 Dollars ($1,060,000.00). Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [*] shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the closing sales price of the Corporation's Common Stock as reported on the Nasdaq SmallCap Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

Additional designations and powers, preferences and rights and qualifications, limitations or restrictions thereof of the shares of stock shall be determined by the Board of Directors of the Corporation from time to time."


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

     IN WITNESS WHEREOF, MacroChem Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this ____day of ______ 200__.


MACROCHEM CORPORATION
By:


-------------------------------------
Robert J. DeLuccia
President and Chief Executive Officer
Vice Chairman of the Board




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